                                 GRAUBARD MILLER
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174

                                                               January   , 2005

Aldabra Acquisition Corporation
c/o Terrapin Partners LLC
Rockefeller Center
620 Fifth Avenue
3rd Floor
New York, New York 10020

Dear Sirs:

         Reference is made to the Registration Statement on Form S-1
("Registration Statement") filed by Aldabra Acquisition Corporation ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), covering (i) 8,000,000 Units, with each Unit consisting of one share of the
Company's common stock, par value $.0001 per share (the "Common Stock"), and two warrants, each to purchase one share of the Company's Common Stock (the
"Warrants"), (ii) up to 1,200,000 Units (the "Over-Allotment Units") which the
Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units and (iv) all shares of
Common Stock issuable upon exercise of the Warrants included in the Units and
Over-Allotment Units.

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.
With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. All of the Units, the Over-Allotment Units, the Warrants and the
Common Stock referred to in the first paragraph hereof, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

         2. The Warrants constitute legal, valid and binding obligations of the
Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

         We are opining solely on all applicable statutory provisions of
Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of

this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                    Very truly yours,

                                                    /s/ Graubard Miller

                                                    Graubard Miller